EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
Lear Completes Transaction to Issue $200 Million in
Common Stock; Elects Vince Intrieri to Board of Directors
     Southfield, Mich., November 9, 2006 — Lear Corporation [NYSE: LEA], one of the world’s largest automotive interior systems suppliers, today announced it has completed a transaction to issue $200 million of common stock in a private placement to affiliates of and funds managed by Carl C. Icahn, following the receipt of regulatory clearance. Additionally, Lear’s Board of Directors has elected Vincent J. Intrieri to its Board of Directors, effective immediately.
     “We are pleased to welcome Vince Intrieri to Lear’s Board of Directors,” said Bob Rossiter, Lear’s chairman and chief executive officer. “He brings a wealth of business experience and financial acumen, and we look forward to working with him.”
     Vince Intrieri is a Senior Managing Director of Icahn Partners LP and Icahn Partners Master Fund LP, private investment funds controlled by Icahn and engaged in the business of holding and investing in securities. He is a director of American Property Investors, Inc., American Railcar Industries, Inc., Viskase Companies, Inc., and XO Holdings Inc. Mr. Intrieri is a certified public accountant and he received a B.S. in Accounting from The Pennsylvania State University.
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion in 2005, Lear ranks #127 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
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